Exhibit 10.22

AGREEMENT

This Agreement (this “Agreement”) is made and entered into effective as of March 25th, 2013 (“the Effective Date”) , by and between The Digital Development Group Corp., a Nevada corporation (“DIGIDEV”) and Charles Sheen (“SHEEN”).  DIGIDEV and SHEEN are sometimes collectively referred to as the Parties herein.

RECITALS

A.        SHEEN is a well-known, and highly regarded, actor who has appeared in a variety of feature films and television programming. SHEEN has created, developed and produced a variety of televised productions featuring his talent acting alone and/or with other persons.

B.

DIGIDEV has launched DigiDev.tv, a proprietary platform that provides a variety of channels utilizing digital encoding and syndicated distribution of a variety of entertainment programming and information content (collectively “the Platform”) to a variety of Internet connected “over the top” (OTT) devices manufactured by companies such as Roku, Boxee, Google TV, Apple TV, Western Digital, etc., as well as other types of Internet enabled devices (e.g., smart televisions, smart phones, tablets, computers etc.) (Collectively “Devices”).,

C.     DIGIDEV wants to engage SHEEN’s personal services on a limited basis, and obtain an exclusive license and right to use the name, likeness and voice of SHEEN in connection with creating and producing original OTT content, which shall be featured on the “Charlie Sheen Channel” (or any other mutually acceptable name) to be broadcast on DigiDev.tv, as well as the use of SHEEN’s services, name, likeness and voice for promoting the Charlie Sheen Channel, DigiDev.tv and the Platform.

NOW THEREFORE, the Parties agree as follows:

1.

Obligations and Rights of the Parties. The Parties agree that SHEEN shall act as a special advisor to DIGIDEV on programming, types of content and marketing of DIGIDEV and the Platform.  In addition:

a. On a reasonable basis, SHEEN agrees to provide his personal services to create or produce original content for the Charlie Sheen Channel (i.e. Denise Richards Show, Emilio’s Wine Show, Kato Kaelin Show, etc.), as well as to endorse and promote the Charlie Sheen Channel and DIGIDEV, and the content appearing thereon, via recorded commercials produced by DIGIDEV and distributed on the Platform, and other forms of electronic media, e.g., the Internet, generally, social media, etc.  The Parties will mutually agree on original content, and no production shall be commenced without the Parties’ mutual agreement on a production budget and time schedule.  SHEEN will have ultimate creative approval of all content prior to such content being broadcast, which approval shall not be unreasonably withheld.  SHEEN agrees that during the Term, he will not promote the distribution of entertainment content on competing OTT platforms.

b. SHEEN shall grant DIGIDEV a non-exclusive and limited license to utilize SHEEN’s voice, name and likeness in connection with DIGIDEV’s promotional efforts to promote the Charlie Sheen Channel and DIGIDEV. SHEEN will have final approval of all promotional material used by DIGIDEV as well as approval of any production staff used for producing said materials. In addition to the original content created in this agreement, SHEEN shall choose and promote existing content from DIGIDEV’s licensed library to be available on the Charlie Sheen Channel that best fits with the Channel’s format.

c. SHEEN agrees to make at least one personal appearance per year at a DIGIDEV sponsored event.

d. SHEEN agrees to his support of the Charlie Sheen Channel, as well as DIGIDEV, throughout SHEEN’s social media contacts and related platforms, as well as all forms of traditional entertainment and news media (e.g., broadcast television, terrestrial and satellite radio, newspapers, magazines, and by engaging in promotional activities utilizing Twitter, Facebook, etc.)  At a minimum, SHEEN agrees to create “TWEET’s”, and/or interact via Facebook postings on his Twitter and Facebook accounts, featuring DIGIDEV and/or the Charlie Sheen Channel in a positive manner at least one time per week after the Effective Date.

e.SHEEN also agrees that at SHEEN’S convenience, and subject to reasonable advance notice from DIGIDEV, SHEEN will make himself available for a minimum of four hours on a single day of shooting during each calendar quarter during the Term (as defined below), i.e., four days over a period of 12 months, for video recording of DIGIDEV’S commericals and/or promotional interstitials, or other promotional material for the marketing of the Charlie Sheen Channel and/or DIGIDEV and programming appearing thereon.  Such material may include production of original entertainment content at DIGIDEV's discretion and expense.  SHEEN shall have final creative approval for the final versions of any such material or content which approval shall not be unreasonably withheld.

f.Any such material, i.e., original content featuring SHEEN, shall be deemed ‘work for hire’ owned in perpetuity by DIGIDEV and such content produced by DIGIDEV may be distributed by DIGIDEV throughout the World in all forms of distribution and media, whether or not for compensation.  If DIGIDEV is compensated for re-distribution of any such materials and/or content, including the Charlie Sheen Show, then the Parties will share revenues as provided in Section 2 below

2.

Revenue Sharing; Options for Shares.

a. From gross revenues generated by the distribution and sale of any original programming featuring SHEEN and/or affiliates, inclusive of the Charlie Sheen Channel and/or pay per view events and/or re-occurring episodic shows, DIGIDEV shall be entitled to recoup any and all production or post-production costs incurred by DIGIDEV in connection with such original content.  Any remaining revenues after DIGIDEV recoups its production costs shall be allocated Sixty Percent (60%) to SHEEN and Forty Percent (40%) to DIGIDEV.  If and to the extent content featuring SHEEN, such as the Charlie Sheen Channel, is distributed on DigiDev.tv and/or the Platform, SHEEN’s revenue participation shall be a percentage of total subscription revenues generated by DIGIDEV from its offering of multiple channels on DigiDev.tv based on a monthly flat fee for consumers viewing the Charlie Sheen Channel multiplied by a fraction, the numerator of which is the total hours of viewing the Charlie Sheen Channel and the denominator of which is the aggregate hours watched by subscribers of all DIGIDEV channels in each calendar month.  Any monies owed to SHEEN will be paid no later than forty five (45) days after the end of that fiscal quarter.

b. As additional consideration for SHEEN’s services, and assuming SHEEN faithfully performs the services outlined in Section 1 above, DIGIDEV agrees 9to issue SHEEN a performance award in the form of  an option to acquire up to Seven Million (7,000,000) shares of DigiDev’s common stock at an exercise price of $.10 per share.  The stock options may be exercised at any time from and after five (5) years after execution and delivery of the Effective Date of this Agreement.  The Parties agree that One Million (1,000,000) of the options shall be exercisable after the Effective Date.  The remaining 6,000,000 of options shall be exercisable as follows: One million shares (1,000,000) vesting every six (6) months following the Effective Date.   DIGIDEV agrees that vesting shall accelerate in the event of a “change of control”, e.g., all unvested options to acquire DIGIDEV's stock shall be exercisable immediately upon the sale of all or substantially all of the assets of DIGIDEV, upon the merger or reorganization of DIGIDEV following which the equity holders of DIGIDEV immediately prior to the consummation of such merger or reorganization collectively own less than 50% of the voting power of the resulting entity, or upon the sale of equity securities of DIGIDEV representing 50% or more of the voting power of the Employer or 50% or more of the economic interest in DIGIDEV in a single transaction or in a series of related transactions.

c. In addition to the grant of the Options, and as additional consideration for the faithful performance of the services outlined in Section 1 above, SHEEN shall be paid a fee of THREE HUNDRED THOUSAND DOLLARS ($300,000.00) payable, in cash, as follows: (i) 75,000 on or before within 14-business days following the Effective Date of this Agreement; (ii) $75,000 on or before July 1, 2013; (iii) $75,000.00 on or before October 1, 2013; and (iv) $75,000.00 on or before November 1, 2013.

3.

Term.  The term of this Agreement shall commence as of the Effective Date and shall end the earlier of (i) Eighteen [18] calendar months thereafter or (ii) Twelve [12] months from the commercial launch of the Sheen Channel (the “Term”).

4.

Statements; Audit Rights.  DIGIDEV shall account to SHEEN on a quarter annual basis for all revenues from original programming content featuring SHEEN and distributed via DigiDev.tv and the Platform.  All payments due hereunder shall be accompanied by statements which show in reasonable detail the basis for the payment made, the identification of specific SHEEN content generating revenue during each reporting period.  DIGIDEV shall provide such statements whether or not any payment is due. All payments under this Agreement shall be sent to the SHEEN’s principal executive office.  Payments by DIGIDEV shall be made by check or wire transfer as directed by SHEEN from time to time.  No more than once per calendar year during the Term and for two (2) years thereafter, SHEEN shall have the right during normal business hours and upon ten (10) business days written notice to DIGIDEV, and at SHEEN’s expense, to examine, audit and take extracts from DIGIDEV's books and records at such location where DIGIDEV's books and records are normally kept relating to Gross Revenues generated from distribution of original programming featuring SHEEN and/or payments due hereunder to SHEEN by DIGIDEV.  In the event that any such examination or audit reveals an underpayment of amounts due, DIGIDEV shall promptly pay the amounts owed plus interest at a rate equal to Ten Percent (10%) per annum.  In the event any such underpayment due exceeds Five Percent (5%) of the amount previously paid, DIGIDEV shall pay SHEEN’s actual costs of conducting such audit in addition to the amounts due.

5.

Representations and Warranties; Limitation of Liability.

a. By DIGIDEV.  DIGIDEV represents and warrants that (a) it has the right, power and authority to enter into this Agreement and fully perform its obligations hereunder; (b) the making of this Agreement by it does not and will not conflict with any agreement existing between it and any other party; (c) it shall acquire all rights necessary for the production, distribution, exhibition and exploitation of special interest content in any and all media, now known or hereafter invented, in perpetuity; (d) it complies, and at all times shall comply, with all applicable laws, rules and regulations in effect during the Term pertaining to its operation of DIGIDEV's Platform and the subject matter hereof; (e) DIGIDEV has the proper skill and training and background so as to be able to perform in a competent and professional manner and that all work will be performed in accordance with applicable standards; (f) the Platform will perform in accordance with the specifications and consistent with standards generally accepted in the OTT industry; and (g) all portions of DIGIDEV's Platform, and the promotional materials related thereto, are owned or licensed by DIGIDEV and do not violate or infringe any right of privacy or publicity or any other intellectual property right, or contain any libelous, defamatory, obscene or unlawful material, or otherwise violate or infringe any other right of any third party.

b. By SHEEN.  SHEEN represents and warrants that (a) he has the right, power and authority to enter into this Agreement and to fully perform its obligations hereunder; and, (b) the making of this Agreement by SHEEN does not and will not conflict with any agreement existing between SHEEN and any third party.

c. EXCEPT FOR ANY INFRINGEMENT OF INTELLECTUAL PROPERTY RIGHTS, LIABILITIES ARISING FROM SECTION 7 below  (“INDEMNIFICATION”) WITH RESPECT TO THIRD PARTY CLAIMS AND A BREACH OF SECTION 7 ("CONFIDENTIALITY"), NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY LIQUIDATED, INDIRECT, CONSEQUENTIAL, EXEMPLARY OR INCIDENTAL DAMAGES (INCLUDING DAMAGES FOR LOSS OF BUSINESS PROFITS, BUSINESS INTERRUPTION, LOSS OF BUSINESS INFORMATION, AND THE LIKE) ARISING OUT OF THIS AGREEMENT, EVEN IF IT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

6.    Indemnification.

a. By DIGIDEV. DIGIDEV agrees to, and shall, indemnify, defend and hold harmless SHEEN and his successors and assigns (the “SHEEN Indemnitees”) from and against any and all claims, demands, actions, damages, losses, expenses (including reasonable attorneys’ fees) and other liabilities arising from or related to actions brought by third parties related to (a) any breach of any of the representations, warranties or agreements made by it under this Agreement;  (b) any unauthorized use by it or any of its subcontractors or the Platform or any content distributed on the special interest channels; (c) any prize or contest offered by DIGIDEV or any Platform in connection with the special interest channels; or, (d) any other claim with respect to the operation of the Platform.  SHEEN shall promptly notify DIGIDEV of any such claim.  DIGIDEV shall bear full responsibility for the defense (including any settlements) of any such claim; provided however, that (i) DIGIDEV shall keep SHEEN informed of, and consult with SHEEN in connection with the progress of such litigation or settlement; and (ii) DIGIDEV shall not have any right, without SHEEN’s written consent, to settle any such claim if such settlement arises from or is part of any criminal action, suit or proceeding or contains a stipulation to or admission or acknowledgment of, any liability or wrongdoing (whether in contract, tort or otherwise) on the part of SHEEN or any SHEEN affiliate.  This Section shall survive the termination of this Agreement for a period of three (3) years after the termination hereof.

b. By SHEEN.  SHEEN agrees to and shall indemnify, defend and hold harmless DIGIDEV and its successors and assigns from and against any and all claims, demands, actions, damages, losses, expenses (including reasonable attorneys’ fees) and other liabilities arising from or related to actions brought by third parties related to any breach of any of the representations, warranties or agreements made by it under this Agreement.  SHEEN shall promptly notify DIGIDEV of any such claim.  SHEEN shall bear full responsibility for the defense (including any settlements) of any such claim; provided however, that (i) SHEEN shall keep DIGIDEV informed of, and consult with DIGIDEV in connection with the progress of such litigation or settlement; and (ii) SHEEN shall not have any right, without DIGIDEV's written consent, to settle any such claim if such settlement arises from or is part of any criminal action, suit or proceeding or contains a stipulation to or admission or acknowledgment of, any liability or wrongdoing (whether in contract, tort or otherwise) on the part of DIGIDEV.

7.

Confidentiality.

a. Duty to Protect.  Except as otherwise required by law or the regulations of any securities exchange, the parties agree not to disclose Confidential Information (defined below) of the other party to any third party, provided that each party may disclose such Confidential Information to its respective directors, officers, employees and agents, advisers (including legal, financial and accounting advisers), affiliates and other persons directly or indirectly engaged to do work therefor who agree to be bound by the terms hereof (collectively, “Representatives”), as needed in connection with the activities contemplated hereunder.  Each party agrees to protect Confidential Information disclosed by the other party from unauthorized disclosure with at least the same degree of care as it normally exercises to protect its own Confidential Information of a similar nature.  Each party hereto further agrees to restrict the use of the other party’s Confidential Information to use solely for the purposes contemplated by this Agreement.

b. Definition.  “Confidential Information” means all non-public, confidential or proprietary information that one party or its Representatives make available to the other party or its Representatives in connection with this Agreement.  “Confidential Information” includes, without limitation, the terms of this Agreement, as well as information related to the past, present and future plans, ideas, business strategies, marketing programs, activities, customers and suppliers of SHEEN and its affiliated companies and partners, as the case may be.  It is expressly understood that the disclosure of Confidential Information hereunder is not a public disclosure thereof, nor a sale or offer for sale of any product, equipment, process or service.

c. Exclusions.  “Confidential Information” shall not include information that: (a) was, at the time of its disclosure hereunder to the receiving party, already in the possession of the receiving party free of obligation to the other party to keep it confidential; (b) is or becomes generally available to the public other than as a result of a breach of this Agreement by the receiving party or its Representatives; (c) becomes available to the receiving party on a non-confidential basis from a source other than the disclosing party or its Representatives, provided that such source is not, to the knowledge of the receiving party, bound by a confidentiality agreement or other legal or fiduciary obligation of secrecy to the disclosing party; or (d) is developed independently by the receiving party.

d. Responsibility for Representatives. The parties agree that they shall be responsible for any disclosure of Confidential Information by their respective Representatives that would constitute a breach of this Agreement.

e. Right to Injunctive Relief.  In the event of any breach of this Section, the non-breaching party will be entitled, in addition to any other remedies that it may have at law or in equity, to seek injunctive relief or an order of specific performance.

f. Survival. The provisions of this Section and the obligations of the parties hereunder shall survive the termination of this Agreement for a period of two (2) years.

8.

General Terms and Conditions.

a. No Joint Venture.  The parties are independent contractors with respect to each other.  Each party is not and shall not be deemed to be an employee, agent, partner or legal representative of the other for any purpose and shall not have any right, power or authority to create any obligation or responsibility on behalf of the other.

b. Force Majeure. No party shall be deemed in default hereunder for any cessation, interruption or delay in the performance of its obligations due to causes beyond its reasonable control, including but not limited to: earthquake, flood, or other natural disaster, act of God, labor controversy, civil disturbance, war (whether or not officially declared) or the inability to obtain sufficient supplies, transportation, or other essential commodity or service required in the conduct of its business, or any change in or the adoption of any law, regulation, judgment or decree (each a “Force Majeure Event”); provided that, the party relying upon this Sub-Section shall have given the other party written notice thereof promptly and, in any event, within five (5) days of discovery thereof; and each party shall take all steps reasonably necessary to mitigate the effects of a Force Majeure Event upon which such notice is based.  Each party shall have the right to terminate this Agreement upon written notice if any Force Majeure Event of the other party continues for more than a total of twenty (20) days.

c. Notices  All notices which either party is required or may desire to serve upon the other party shall be in writing and addressed to the party to be served as follows: (i) if to SHEEN: _____________________________________________________; and, (ii) if to DIGIDEV: 6630 Sunset Blvd., Los Angeles, Calif. 90028.  Notice may be served personally or by facsimile (provided oral confirmation of receipt is immediately obtained or a hard copy is concurrently sent by internationally commercially recognized overnight delivery service), internationally commercially recognized overnight delivery service (such as Federal Express or D.H.L.) or courier.  Notice shall be deemed served upon personal delivery or upon the date sent; provided however, that SHEEN shall be deemed to have been served with a notice of a request for approval of materials only upon SHEEN’s actual receipt of the request and of any required materials.  Materials which require SHEEN’s approval shall be sent by Internet, if electronic files can be sent, overnight delivery service or served personally.  Either party may change the address to which notices are to be delivered by written notice to the other party served as provided in this Section.

d. Entire Agreement.  This Agreement constitutes the complete, final and exclusive agreement between the parties with respect to the subject matter hereof, and supersedes any and all prior or contemporaneous oral or written representations, understandings, agreements or communications between them concerning the subject matter hereof.  Neither party is relying upon any warranties, representations, assurances or inducements not expressly set forth herein.

e. Amendments. All amendments of this Agreement shall be binding upon the parties so long as the same shall be in writing and executed by both parties.  No trade usage or other regular practice or method of dealing between the parties shall modify, interpret, supplement or alter in any manner the express terms of this Agreement.

f. Waiver. No waiver of any provision of this Agreement or any rights or obligations hereunder shall be effective, except pursuant to a written instrument signed by the party waiving compliance.

g. Assignment. This Agreement and the rights, duties and obligations of the Parties may not be assigned, delegated or otherwise transferred, whether by operation of law or otherwise, without the other Party’s prior written consent which shall not be unreasonably withheld.

h. Construction. This Agreement shall be fairly interpreted and construed in accordance with its terms and without strict interpretation or construction in favor of or against either party.  Each party has had the opportunity to consult with counsel in the negotiation of this Agreement.

i. Severability. If any restriction, covenant or provision of this Agreement shall be adjudged by a court of competent jurisdiction to be void, such restriction, covenant or provision shall apply with such modifications as may be necessary to make it valid and effective and the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired.

j. Governing Law. This Agreement shall be governed by the laws of the State of California applicable to contracts entered into and to be performed entirely within the State of California.  The parties agree that any action at law or in equity arising out of or relating to this Agreement shall be filed only in the state or federal courts located in Los Angeles County.

k. Arbitration.  In the event of any dispute or controversy arising out of, or relating to, this Agreement, the parties hereto agree to submit such dispute or controversy to binding arbitration pursuant to either the JAMS Streamlined (for claims under $250,000.00) or the JAMS Comprehensive (for claims over $250,000.00) Arbitration Rules and Procedures, except as modified herein, including the Optional Appeal Procedure.  A sole neutral arbitrator shall be selected from the list (the “List”) of arbitrators supplied by J.A.M.S. (“JAMS”) Los Angeles County, California office, or any successor entity, or if JAMS no longer exists, from a List supplied by the ADR Services, Inc. (“ADR”) following written request by any party hereto.  Such arbitrators shall be a former or retired judge or justice of any California state or federal court with experience in complex litigation matters involving commercial transactions.  If the parties hereto after notification of the other parties to such dispute cannot agree upon an arbitrator within thirty (30) days following receipt of the List by all parties to such arbitration, then either party may request, in writing, that JAMS or ADR, as appropriate, appoint an arbitrator within ten (10) days following receipt of such request (the “Arbitrator”).  The arbitration shall take place at a place and time mutually agreeable to the parties or if no such agreement is reached within ten (10) days following notice from the Arbitrator, at a place and time determined by the Arbitrator in Los Angeles, California.  Such arbitration shall be conducted in accordance with the Streamlined Arbitration Rules and Procedures of JAMS then in effect, and Section 1280 et seq. of the California Code of Civil Procedure, or if applicable, the Commercial Arbitration Rules of ADR then in effect.  The aforementioned choice of venue is intended by the parties to be mandatory and not permissive in nature, thereby precluding the possibility of litigation between the parties with respect to or arising out of this Agreement in any jurisdiction other than that specified in this Section.  Each party hereby waives any right it may have to assert the doctrine of forum non conveniens or similar doctrine or to object to venue with respect to any proceeding brought in accordance with this Section, and stipulates that the Arbitrator shall have in personam jurisdiction and venue over each of them for the purpose of litigating any dispute, controversy, or proceeding arising out of or related to this Agreement.  Each party hereby authorizes and accepts service of process sufficient for personal jurisdiction in any action against it as contemplated by this Section by registered or certified mail, return receipt requested, postage prepaid, to its address for the giving of notices as set forth in this Agreement.  The decision of the Arbitrator shall be final and binding on all the parties to the arbitration, shall be non-appealable and may be enforced by a court of competent jurisdiction.  The prevailing party shall be entitled to recover from the non-prevailing party reasonable attorney’s fees, as well as its costs and expenses.  The Arbitrator may grant any remedy appropriate including, without limitation, injunctive relief or specific performance.  Prior to the appointment of the Arbitrator, any party may seek a temporary restraining order or a preliminary injunction from the Los Angeles County Superior Court which shall be effective until a final decision is rendered by the Arbitrator.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

The Digital Distribution Group Corp.

A Nevada corporation

    /s/ Joe Q. Bretz

           /s/ Charlie Sheen

_____________________________              _____________________________

Joe Q. Bretz

Charlie Sheen

Its President